SALLYPORT COMMERCIAL FINANCE, LLC	ACCOUNT SALE AND PURCHASE AGREEMENT

THIS ACCOUNT SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into in Houston, Texas, between Sallyport Commercial Finance, LLC (“Purchaser”), with offices at 14100 Southwest Freeway, Suite 210, Sugar Land, Texas 77478 and Boxlight, Inc. (“Seller”), whose office is located at 1045 Progress Circle, Lawrenceville, GA. 30043 (“Seller’s Address”).

1. Definitions and Index to Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have that meaning as set forth in the Uniform Commercial Code as enacted in the State of Texas (the “UCC”).

1.1. “Account Payment” - means that portion of the purchase price paid by Purchaser to Seller from time to time for the Accounts purchased hereunder.

1.2. “Account Debtor” - means the person or entity which is obligated on an Account, together with anything else defined as an “account debtor” in the UCC.

1.3. “Accounts” – shall have the meaning as set forth in the UCC, plus all contract rights, documents, notes, instruments and all other forms of obligations owed to or owned by Seller, all general intangibles relating thereto, all proceeds thereof, all guaranties, supporting obligations and security therefore, and all goods and rights represented thereby and arising therefrom, including, but not limited to, returned, reclaimed and repossessed goods and the rights of stoppage in transit, replevin and reclamation.

1.5 “ACH” – the Automated Clearing House.

1.6 “Additional Factoring Fee” - See Schedule A, No. 1

1.7 “Additional Fee Period” - See Schedule A, No. 2.

1.8 “Advance Rate” – See Schedule A, No. 3.

1.9 “Assignment Schedule” - means a list of Accounts Seller is selling and assigning to Purchaser in form and with information sufficient and acceptable to Purchaser in Purchaser’s sole discretion.

1.10 “Audit Fee” – See Schedule A, No. 4.

1.11 “Avoidance Claim” – means the assertion, complaint, judgment or otherwise against Purchaser, any payment Purchaser received with respect to any Account, whether the amount related thereto was paid by the Account Debtor, the Seller, on behalf of Seller or for its benefit, or any lien granted to Purchaser is avoidable (or recoverable from Purchaser) under the Bankruptcy Code, any other debtor relief statute, including, but not limited to, preference claims, fraudulent transfer claims, or through receivership, assignment for the benefit of creditors or any equivalent recovery law, rule or regulation which relates to the adjustment of debtor and creditor relations.

1.12 “Base Rate” – The highest prime rate publically announced from time to time by The Wall Street Journal as its prime or base rate or equivalent rate, or if The Wall Street Journal ceases to publish the prime rate, such other published prime rate as chosen by Purchaser, in its sole discretion.

1.13 “Collateral” – all of Seller’s now owned or hereafter acquired Accounts, Equipment, Inventory, Financial Assets, Chattel Paper, Electronic Chattel Paper, Letters of Credit, Letter of Credit Rights, General Intangibles, Investment Property Goods, Deposit Accounts, Instruments, the Reserve, Commercial Tort Claims, Supporting Obligations, motor vehicles, all books, records, files and computer data related to the foregoing, and all proceeds of the foregoing.

1.14 “Daily Balance” – The aggregate total of Account Payments made to Seller as advances of the Purchase Price relating to Purchased Accounts which remain unpaid by Account Debtors on any given day.

1.15 “Default Factoring Fee” – See Schedule A, No. 5.

1.16 “Dispute” - any dispute, deduction, claim, offset, defense or counterclaim of any kind whatsoever, real or imagined, regardless of whether the same is in an amount greater than, equal to or less than the Account concerned, regardless of whether the same is valid or bona fide, regardless of whether the same in whole or in part relates to the Account on which payment is being withheld or other Accounts or goods or services already paid for, and regardless of whether the same arises by reason of an act of God, civil strife, war, currency restriction, foreign political restriction or regulation, or the like, or any other reason.

1.16 “Effective Date” – See signature page.

1.17 “Eligible Accounts” – means an Account which is acceptable for an advance of the Purchase Price or portion thereof to be paid prior to its due date, all as determined by Purchaser, in its sole discretion.

1.18 “Environmental Laws” – any federal, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene, land use or the protection of human health, safety, or welfare, plant life or animal life, natural resources, the environment or property.

1.19 “Events of Default” – shall have that meaning as set forth in Section 7.1 herein.

1.20 “Initial Factoring Fee” - See Schedule A, No. 6.

1.21 “Initial Factoring Fee Period” - See Schedule A, No. 7.

1.22 “Initial Setup Fee” - See Schedule A, No. 8.

1.23 “Invalid Invoice Fee” – fifteen percent (15%) of the face amount of any purchased Account or $1,000.00, whichever is higher, as liquidated damages for failure to comply with Section 4.6(a) herein.

1.24 “Maximum Facility Limit Amount” – See Schedule A, No. 9.

1.25 “Minimum Monthly Sales Shortfall Fee” – See Schedule A, No. 10.

1.26 “Minimum Monthly Sales Volume” – See Schedule A, No 11.

1.27 “Missing Notation Fee” – fifteen percent (15%) of the face amount of any purchased Account, or $1,000.00 the higher thereof, as liquidated damages for failure to comply with Section 2.7.

1.28 “Misdirected Payment Fee” – fifteen percent (15%) of the amount of any payment on account of a purchased Account, or $1,000, the higher thereof which has been received by Seller and not delivered to Purchaser on the business day following receipt by Seller.

1.29 “Obligations” – shall mean and include each and all of the following: the obligation to pay and perform when due all debts and all obligations, liabilities, covenants, agreements, guaranties, warranties and representations of Seller to Purchaser, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable from Seller to Purchaser; howsoever created, incurred, acquired, arising or evidenced; whether primary, secondary, direct, absolute, contingent, fixed, secured, unsecured, or otherwise; whether as principal or guarantor; liquidated or unliquidated; certain or uncertain; determined or undetermined; due or to become due; as a result of present or future advances or otherwise; joint or individual; pursuant to or caused by Seller’s breach of this Agreement, or any other present or future agreement or instrument, or created by operation of law or otherwise; evidenced by a written instrument or oral; created directly between Purchaser and Seller or owed by Seller to a third party and acquired by Purchaser from such third party; monetary or nonmonetary.

1.30 “Online Reporting Service” – shall mean the system set up on Purchaser’s website where Seller provides Purchaser with the pertinent data necessary for Purchaser to purchase Accounts under this Agreement and otherwise administer this Agreement.

1.31 “Online Statement of Account” – shall have that meaning as described in Section 2.8 herein.

1.32 “Original Term” – shall mean the term of this Agreement commencing on the Effective Date and concluding within the time frame as provided for in Schedule A, No. 12.

1.33 “Place of Business, Location of Collateral” – See Schedule A, No. 13.

1.34 “Purchase Price” – shall have that meaning as described in Section 2.2 herein.

1.35 “Records” – shall have that meaning set forth in Section 5.4 herein.

1.36 “Renewal Term” – shall mean each consecutive term as provided for in Schedule A, No. 14, and automatically renewing for each consecutive period thereafter.

1.37 “Reserve” – a bookkeeping account on the books of Purchaser representing an unpaid portion of the Purchase Price, maintained by Purchaser to ensure Seller’s performance with the provisions hereof.

1.38 “Trade Names and Styles” – Shall mean the trade names and styles set forth in Schedule A. No. 15.

2. Factoring.

2.1. Sale of Accounts. Seller shall present to Purchaser Accounts for purchase pursuant to this Agreement in the Assignment Schedule. Seller agrees that it will do all of its business through Purchaser as Seller’s sole factor and Seller hereby assigns and sells to Purchaser, as absolute owner, all Accounts. Purchaser shall be under no obligation to purchase Seller’s Accounts and shall only purchase Accounts in its sole discretion. Unless Purchaser notifies Seller to the contrary as to a specific Account, all Accounts shall be deemed purchased by Purchaser upon presentment by Seller. Although an Account may appear on an Assignment Schedule multiple times, the Account is being purchased the first time such Account appears on an Assignment Schedule.

2.2. Purchase Price of Accounts. The Purchase Price for Accounts is the gross amount of the Account (the “Gross Invoice Amount”) less all credits, discounts and allowances at any time issued, owing or granted to, or claimed or taken by the Account Debtor. The Purchase Price is due at the time an Account has been paid by the Account Debtor. However, the Purchase Price for an Eligible Account, or any portion thereof, shall be paid in advance of the due date, provided, that the amount of such advance payment will be made in Purchaser’s sole discretion. Any payment of any portion of the Purchase Price in advance of its due date shall not obligate the Purchaser to advance the Purchase Price, or any portion thereof, of any other Eligible Account at any time. Advances of the Purchase Price hereunder shall be made in amounts determined by Purchaser in its sole discretion and at no time exceed the Maximum Facility Limit Amount. All Accou nts purchased during any time in which any portion of the Purchase Price for the Account has not been given to Seller in advance of its due date shall be deemed to be an ineligible Account for which the Purchase Price shall be due Seller as provided in the second sen tence of this Subsection.

2.3. Factoring Fees. Purchaser shall charge Seller the Initial Factoring Fee and Additional Factoring Fee according to the Initial Fee Period and Additional Fee Period, as provided for in Schedule A. Each Account purchased by Purchaser shall be subject to the Discount Fee, as provided for in Schedule A, which shall be fully earned upon its assessment. All factoring fees under this Agreement shall be computed and earned on the gross face amount of each Account purchased under this Agreement. The Initial Setup Fee shall be fully earned and payable upon execution of this Agreement.

2.4. Calculation of Factoring Fees. Seller will pay Purchaser Factoring Fees (hereinafter referred to as “Interest”) on the Daily Balance. Interest will be calculated daily at a rate per annum equal to the amount provided for in Schedule A, No. 16, plus the Base Rate (the “Interest Rate”) and will be charged to Seller’s account on the last day of the month. However, the Base Rate will not be lower than the amount provided for in Schedule A, No. 17, at any time. The Interest Rate will also be charged to Seller on all Obligations, except those specifying a different rate, from the date incurred through the date paid. Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next business day. After the occurrence of an Event o f Default and for so long as such Event of Default continues, all the Obligations will, at Purchaser’s option, with or without the notice to Seller, bear interest at a rate per annum equal to the amount provided for in Schedule A, No. 17, plus the Interest Rate. Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed. In no event will the total amount of interest received by Purchaser exceed the amount of interest permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Seller to Purchaser, such excess interest will be applied as a credit against the outstanding Obligations and Seller will not have any action against Purchaser or any damages arising out of the payment or collection of such excess interest. If an Account or any payment is charged back to Seller after the collection date, Seller will pay Purchaser interest at the Interest Rate on such Account or on such payment.

2.5. Reserve. Purchaser shall charge and retain an amount equal to the inverse of the Advance Rate, of the gross face amount of each Account purchased from Seller, which amount shall be held as the Reserve. Purchaser may, from time to time, at its sole discretion, charge the aggregate Reserve with: (a) any losses which may be incurred in relation to any Account purchased hereunder; (b) any Account or portion thereof that Purchaser determines are not Eligible Accounts; (c) anticipated fees identified and payable under this Agreement; (d) any other obligation due to Purchaser under this Agreement; or (e) other amounts that Purchaser deems appropriate in its sole discretion. Purchaser agrees to maintain the Reserve mentioned herein, the maintenance of which, however, shall not vest the Seller any right, title, or interest herein, it being understood that the account shall be kept as a reserve to pay the Obligations of the Seller incurred under the provisions of this Agreement. Provided that there is no Event of Default, Purchaser, in its sole discretion, may initiate rebates to Seller from the Reserve. Purchaser, in its sole discretion, may adjust the percentage of the Reserve.

2.6. Repurchase Rights. Purchaser may require that Seller immediately repurchase, by payment of the then unpaid face amount of any purchased Account, together with any unpaid fees and other amounts owed relating to the purchased Account on demand, or at Purchaser’s option, by Purchasers charge to the Reserve, upon the following events: (a) an Account is not paid by the Account Debtor within ninety (90) days of the date set forth on the invoice for the purchased Account; (b) Seller has breached any warranties or promises in this Agreement with regard to an unpaid Account; (c) Seller and Account Debtor are involved in a Dispute of any kind, regardless of validity; (d) the Account Debtor asserts a claim of loss of any kind against Seller and/or Purchaser; and/or (e) an insolvency or other financial inability of the Account Debtor to pay. Any Accounts not paid within ninety (90) days of purchase and not repurchased by Seller, shall incur the Default Factoring Fee, as provided for in Schedule A.

2.7. Assignments and Other Documentation. All bills and invoices for all Accounts assigned to or purchased by Purchaser hereunder shall bear the following legend: “This account has been assigned to and payable only to Sallyport Commercial Finance, LLC. Any concerns about this invoice must be reported to Sallyport Commercial Finance, LLC, at said address”. In the event that Seller sends to an Account Debtor any invoice evidencing a purchased Account which does not contain such notation (or such other notation otherwise acceptable to Purchaser as provided for in this Section), it will be impracticable or extremely difficult to determine the resulting damages suffered by Purchaser. It is therefore agreed that Seller shall immediately pay to Purchaser as liquidated damages the Missing Notation Fee. Seller shall immediately provide to Purchaser such additional information as requested by Purchaser relating to any Account. All bills and invoices for all Accounts shall be in a form acceptable to Purchaser containing such terms and conditions as Purchaser requires.

2.8. Online Statement of Account. Purchaser shall post all of Seller’s account activity on Purchaser’s website, which shall constitute Seller’s Online Statement of Account. Purchaser shall not send Seller any hard copies of any activities which constitute Seller’s Online Statement of Account. Provided that there is no Event of Default, Purchaser shall provide Seller with contin uous access to view the Online Statement of Account. Seller shall be solely responsible for checking its Online Statement of Account. If Seller disputes any entry on the Online Statement of Account it shall, within thirty (30) days after the first posting of the event, send to Purchaser a written exception to such event. Unless Purchaser receives a timely written exception to the activity posted to the Online Statement of Account, within thirty (30) days after it is first posted, the Online Statement of Account shall become an account stated and be deeme d accepted by Seller and shall be conclusive and binding upon the Seller.

2.9. Credits and Returns. Seller will issue credits only with Purchaser’s prior written approval, and only if claimed by the Account Debtor. In addition to the Accounts, Seller hereby sells, assigns and transfers to Purchaser all of its right, title and interest in and to the goods the sale of which resulted in the creation of Accounts, and in all such goods that may be returned by Account Debtors, and all causes of action and rights in connection therewith which Seller now has or may hereafter acquire, including its rights of reclamation, replevin and stoppage in transit and the rights as an unpaid vendor or lienor. Any goods so recovered shall be treated as returned goods, and shall be set aside, marked with Purchaser’s name and held for Purchaser’s account as owner. Seller shall notify Purchaser promptly of all such returns.

2.10. Term of this Agreement, Minimum Monthly Sales Shortfall Fee. This Agreement shall be in effect for the Original Term and shall automatically renew for consecutive Renewal Terms unless terminated by Seller or Purchaser as follows. Seller may terminate this Agreement upon providing Purchaser with written notice not more than ninety (90) days and not less than thirty (30) days prior to the end of the Original Term or any Renewal Term, which written notice shall clearly state its intention to terminate at the end of the current term. Purchaser may terminate this Agreement upon providing Seller written notice of not less than Thirty (30) days prior to the end of the Original Term or any Renewal Term, which notice shall clearly state its intention to terminate at the end of the Current Term. In addition, Purchaser may terminate this Agreement at any time if an Event of Default shall occur and shall be continuing. As consideration for Purchaser making the necessary financial accommodations and foregoing other factoring opportunities available in the market place, Seller agrees to pay the Purchaser during the Original Term and for each Renewal Term, the Minimum Monthly Sales Shortfall Fee if, at the end of each monthly period, the actual monthly sales volume is less than the Minimum Monthly Sales Volume. Purchaser may charge Seller with the amount of such defic iency in the form of an assessment of the Minimum Monthly Sales Shortfall Fee. If Seller terminates this Agreement at any time prior to the expiration of the Original Term, or any subsequent Renewal Term, or if the Purchaser terminates this Agreement at any time upon the occurrence of an Event of Default, Seller shall remain obligated to pay the total of the Minimum Monthly Sales Shortfall Fee for the time remaining for the Original Term or Renewal Term, as the case may be.

2.11 Other Operational Fees and Costs. Seller shall pay Purchaser all other fees and costs incurred hereunder immediately when due, including but not limited to all fees and costs set forth in Schedule A.

3. Collateral, Grant of Security Interest, ACH Authorization.

3.1. Collateral. As security and collateral for the Obligations, Seller hereby grants Purchaser a continuing security interest in, and assigns to Purchaser, all of Seller’s right, title and interest in and to the Collateral.

3.2. Filing Authorization. Seller hereby authorizes Purchaser to file any document it deems necessary to perfect its security interest in the Collateral, including but not limited to UCC-1 financing statements and any applicable amendments or continuation statements.

3.3. ACH Authorization. In order to satisfy any of the Obligations and facilitate the purchase of Accounts, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH. This authorization is irrevocable.

4. Representations, Warranties and Covenants of Seller. To induce Purchaser to enter into this Agreement, Seller represents and warrants that each of the following representations and warranties now is and hereafter will continue to be true and correct in all respects and Seller has and will timely perform each of the following covenants:

4.1. Existence and Power. If Seller is a partnership, limited liability company or corporation, Seller is and will continue to be duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller is and will continue to be qualified and licensed in all jurisdictions in which the nature of the business transacted by it, or the ownership or leasing of its property, make such qualification of licensing necessary, and Seller has and will continue to have all requisite power and au thority to carry on its business as it is now, or may hereafter be, conducted.

4.2. Authority. Seller is, and will continue to be, duly empowered and authorized to enter into, and grant security interests in its property, pursuant to and perform its obligations under this Agreement, and all other instruments and transactions contemplated hereby or relating hereto. The execution, delivery and performance by Seller of this Agreement, and all other instruments and transactions contemplated hereby or relating hereto, have been duly and validly authorized, are enforceable against the Seller in accordance with their terms, and do not and will not violate any law or any provision of, nor be grounds for acceleration under, any agreement, ind enture, note or instrument which is binding upon Seller, or any of its property, including without limitation, Seller’s Operating Agreement, Partnership Agreement, Articles of Incorporation, By-Laws and any Shareholder Agreements (as applicable).

4.3. Name, Trade Names and Styles. Seller has set forth above its absolutely true and correct name. Set forth in Schedule A, No. 16, is each prior true name of Seller and each fictitious name, trade name and trade style by which Seller has been, or is now known, or has previously transacted, or now transacts business. Seller shall provide Purchaser with thirty (30) days’ advance written notice before doing business under any other name, fictitious name, trade name or trade style. Seller has complied, and will hereafter comply, with all laws relating to the con duct of business under, the ownership of property in, and the renewal or continuation of the right to use, a corporate, fictitious or trade name or trade style.

4.4. Place of Business; Location of Collateral. Seller’s books and records, including, but not limited to, the books and records relating to Seller’s Accounts are and will be kept and maintained at Seller’s Address unless and until Purchaser shall otherwise consent in writing. In addition to Seller’s Address, Seller has places of Business and Collateral located only at t he following locations: See Schedule A, No. 13.

Seller will provide Purchaser with at least thirty (30) days advance written notice in the event Seller moves the Collateral, or obtains, opens or maintains any new or additional place(s) for the conduct of Seller’s business or the location of any Collateral, or closes any existing place of business.

4.5. Title to Collateral; Liens. With the exception of Accounts purchased hereunder where title vests with Purchaser, Seller is now, and will at all times hereafter be, the true, lawful and sole owner of all the Collateral. Except for the security interest granted to Purchaser, the Collateral now is and will hereafter remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims. Except as expressly provided to the contrary in this Section, Purchaser now has, and will hereafter continue to have, a fully perfected and enforceable first priority security interest in all of the Collateral, and Seller will at all times defend Purchaser and the Collateral against all claims and demands of others.

4.6. Accounts. Each and every Account assigned to Purchaser shall, on the date the assignment is made and thereafter, comply with all of the following representations, warranties and covenants: (a) each Account represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Seller’s business; (b) each Account is owned by Seller free and clear of any and all deductions, Disputes, liens, security interests and encumbrances; (c) the Account Debtor has received and accepted the goods sold and services rendered which created the Account and the invoice therefore and will pay the same without any Dispute; (d) no Account Debtor on any Account is a shareholder, director, partner or agent of Seller, or is a person or entity controlling, controlled by or under common control with Seller; and (e) no Account is owed by an Account Debtor to whom Seller is or may become liable in connection with goods sold or services rendered by the Account Debtor to Seller or any other transaction or dealing between the Account Debtor and Seller. Immediately upon discovery by Seller that any of the foregoing representations, warranties, or covenants are or have become untrue with respect to any Account, Seller shall immediately give written notice thereof to Purchaser. In the event that Seller breaches the warranty contained in Section 4.6(a), it wil l be impracticable or extremely difficult to determine the resulting damages suffered by Purchaser. It is, therefore, agreed that Seller shall immediately pay to Purchaser as liquidated damages the Invalid Invoice Fee for each Purchased Account which violates the warranty contained in Section 4.6(a). Seller will promptly notify Purchaser of any Dispute and settle all Disputes, at Seller’s own cost and expense (including attorneys’ fees), and Seller will immediately pay Purchaser the amount of all Accounts affected by any Dispute. Any Dispute not settled by Seller within thirty (30) days after the maturity of the invoice affected thereby may, if Purchaser so elects, be settled, compromised, adjusted o r litigated by Purchaser directly with the Account Debtor or other complainant for Seller’s account and risk and upon such terms and conditions as Purchaser, in Purchaser’s sole discretion, deems advisable. Purchaser is under no duty to investigate the validity or merits of any Dispute. Purchaser may also, in Purchaser’s discretion, take possession of and sell or cause the sale of any returned or recovered merchandise, at such prices, upon such terms and to such purchasers as Purchaser deems proper, and, in any event, to charge the deficiency, costs and expenses thereof, including attorneys’ fees, to Seller. In addition to all other rights Purchaser has hereunder, whenever there is any Dispute, or if any Account as to which Purchaser has not assumed the risk of nonpayment is unpaid at its maturity, Purchaser may charge th e amount of the Account so affected or unpaid (as well as all other Accounts due and owing from that Account Debtor) to Seller; but such chargeback shall not be deemed nor shall it constitute a reassignment to Seller of the Account affected thereby, and title thereto and to the Goods giving rise thereto shall remain with Purchaser until Purchaser is fully reimbursed, regardless of the date or dates on which Purchaser charges back the amount of any Account with respect to which there is any Dispute, or the amount owing from an Account Debtor which has raised any Dispute.

4.7. Documents Genuine, Legal Compliance, Disposition. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Seller’s books and records are and shall be genuine and in all respects what they purport to be and all signatories and endorsers have full capacity to contract. All sales and other transactions underlying or giving rise to each Account shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all do cuments, instruments, and agreements relating to all Accounts are and shall be genuine and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms. Seller has not, and shall not hereafter sell, assign, pledge, en cumber, forgive (completely or partially), settle for less than payment in full, or transfer or dispose of any Account, or agree to do any of the foregoing.

4.8. Maintenance of Collateral. Seller has maintained and will hereafter maintain the Collateral and all of Seller’s assets useful or necessary in the conduct of Seller’s business in good working order and condition, at Seller’s sole cost and expense. Seller will not use the Collateral or any of Sellers’s other properties, or any part thereof, in any unlawful business or for any unlawful purpose and will not secrete or abandon the Collateral, such properties, or any part thereof. Seller will not store any of the Collateral with any warehouseman or any other third party without Purchaser’s prior written consent. Seller will immediately advise Purchaser in writing of any event causing loss or depreciation and of any material adverse change in the condition of the Collateral or of any of Seller’s other properties.

4.9. Books and Records. Seller has maintained and will continue to maintain at Seller’s Address complete and accurate books and records comprising a standard and modern accounting system in accordance with generally accepted accounting principles that accurately and correctly record and reflect Seller’s income, expenses, liabilities, operations, accounts, and ownership and location of the Collateral and any other asset now or hereafter belonging to Seller. All reserves (including, without limitation, reserves for bad debts, depreciation and taxes) provided for upon Seller’s books and records are now, and will hereafter be, maintained in sufficient amounts in accordance with generally accepted accounting principles consistently applied. All such books and records and all documents relating to any of the Collateral are and will continue to be genuine and in all respects what they purport to be and will contain such information as may be requested by Purchaser.

4.10. Financial Condition and Statements. All financial statements (including, but not limited to, balance sheets, profit and loss figures, and accountants’ comments) now or hereafter delivered to Purchaser have been, and will be, prepared in conformity with generally accepted accounting principles and now and hereafter will completely and accurately reflect the financial condition, contingent liabilities and results of Seller and Seller’s operations at the times and for the periods therein stated. Seller is now, and, at all times hereafter, will continue to be solvent. The covenant set forth in the preceding sentence shall be deemed breached if at any time Purchaser estimates that the value of all Seller’s assets, if sold in bulk for liquidation purposes, would not be sufficient to pay the total of Seller’s liabilities (whether or not such liabilities are then due) or if Purchaser has determined that Seller has failed to pay promptly when due all loans and all debts to trade and other creditors (unless Purchaser is satisfied that the reason for such nonpayment is a bona fide Dispute between Seller and any of its creditors concerning the amount due). Seller shall provide Purchaser with copies of all financial statements and any other documents reflecting Seller’s financial situation within five (5) days after Purchaser’s request.

4.11. Tax Returns. Seller has timely filed, and will hereafter timely file, all tax returns and reports required by foreign, federal, state or local law. Seller has timely paid, and will hereafter timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or hereafter owed by Seller (including, but not limited to, income, franchise, personal property, real property, FICA, excise, withholding, sales and use taxes). Seller may defer payment of any contested taxes provided that Seller: (i) in good faith contests Seller’s obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Purchaser in writing of the commencement and of any material development in such proceedings; and (iii) posts bonds or takes any other steps required to keep such contested taxes from becoming a lien against or charge upon any of the Collateral or other properties of Seller. Seller is unaware of any claims or adjustments proposed for any of Seller’s prior tax years which could result in additional taxes becoming due and payable by Seller. When requested, Seller will furnish Purchaser with proof satisfactory to Purchaser of Seller’s making the payment or deposit of all such taxes, such proof to be delivered within five (5) days after the due date established by law for each such payment or deposit. In the event Seller fails or is unable to pay or deposit such taxes, Purchaser may, but is not obligated to, pay the same and treat all such advances as an additional advance to Seller. Such advances shall incur fees as outlined in this Agreement.

4.12. Compliance with Law, and Environmental Laws. Seller has complied, and will hereafter comply, with all provisions of all foreign, federal, state and local law relating to Seller, including, but not limited to, those relating to Seller’s ownership of real or personal property, conduct and licensing of Seller’s business and employment of Seller’s personnel. Seller has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any hazardous materials asserted or threatened against Seller or relating to any real property currently or formerly owned, leased or operated by Seller.

4.13. Litigation. Except for the Skyview Litigation as set forth on Schedule 4.13 annexed hereto, there is no claim, suit, litigation, proceeding or investigation pending or threatened by or against or affecting Seller in any court or before any regulatory commission, board or other governmental agency (or any basis therefore known to Seller) which might result, either separately or in the aggregate, in any adverse change in the business, prospects or condition of Seller, or in any impairment in the ability or right of Seller to carry on its business in substantially the same manner as it is now being conducted. Seller will immediately inform Purchaser in writing of any claim, proceeding, litigation or investigation hereafter threatened or instituted by or against Seller. Seller will utilize a portion of the initial Purchase Price received from the sale of Eligible Accounts to Purchaser to repay or settle its indebtedness to Skyview Capital LLC.

4.14. Complete Disclosure. There is no fact which Seller has not disclosed to Purchaser in writing which could materially adversely affect the properties, business or financial condition of Seller or any of the Collateral or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

4.15. Continuing Effect. All representations, warranties and covenants of Seller contained in this Agreement and any other agreement with Purchaser shall be true and correct at the time of the effective date of each such agreement and shall be deemed continuing and shall remain true, correct and in full force and effect until payment and satisfaction in full of all of the Obligations, and Seller acknowledges that Purchaser is and will be expressly relying on all such representations, warranties and covenants in making advances to Seller.

4.16. No Violation of Federal or State Law. No Account or any contract related thereto in any manner contravenes any federal, state or local law, rule or regulation applicable thereto.

4.17. Notification of Violations. Seller shall within five (5) business days notify Purchaser in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or any agency thereof, applicable to Seller which may materially affect the Collateral or Seller’s operations.

5. Additional Continuing Duties of Seller.

5.1. Duties Regarding Accounts.

5.1.1. Seller shall deliver to Purchaser schedules and assignments of all Accounts on Purchaser’s standard form; provided, however, that Seller’s failure to execute and deliver the same shall not affect or limit Purchaser’s security interest and other rights in and to all of Seller’s Accounts, nor shall Purchaser’s failure to purchase a specific Account affect or limit Purchaser’s security interest and other rights therein. Together with each such schedule and assignment, or later if requested by Purchaser, Seller shall furnish Purchaser with copies (or, at Purchaser’s request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, other evidence of delivery, time records, and any other documents requested by Purchaser for any goods or services which gave rise to such Accounts, and Seller warrants the genuineness of all of the foregoing. Seller shall also furnish to Purchaser an aged accounts receivable trial balance in such form and as often as Purchaser requests, and Seller agrees that Purchaser may from time to time verify directly with the respective Account Debtors the validity, amount and any other matters relating to the Accounts by means of mail, email, telephone or otherwise, either in the name of Seller or Purchaser or such other name as Purchaser may choose. In addition, Seller shall, at Purchaser’s request, immediately deliver to Purchaser the originals of all instruments, chattel paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts, along with all necessary endorsements (all of which shall be with recourse).

5.1.2. Purchaser shall have the sole and exclusive right to collect the Accounts. All monies, checks, notes, drafts, money orders, acceptances and other things of value and items of payment, together with any and all related vouchers, identifications, communications and other data, documents and instruments, which for any reason may be received by Seller (or by any receiver, trustee, custodian or successor in interest of Seller, or any person acting on behalf of Seller) in payment of, or in reference to, the Accounts shall belong to Purchaser, and, not later than one (1) day after receipt thereof by Seller, Seller shall deliver the same to Purchaser, at Purchaser’s office in the original form in which the same are received, together with any necessary endorsements, including, without limitation, the endorsement of Seller, all of which endorsements shall be with full recourse. Seller shall have no right, and agrees not to commingle any of the proceeds of any of the collections of the Accounts with Seller’s own funds and Seller agrees not to use, divert or withho ld any such proceeds. Seller hereby divests itself of all dominion over the Accounts and the proceeds thereof and collections received thereon. The parties hereto agree that if any payment on account of a purchased Account which has been received by Seller is not delivered in kind to Purchaser on the next business day following the date of receipt by Seller; it will be impracticable or extremely difficult to determin e the resulting damages suffered by Purchaser. It is therefore agreed that in the event of such a breach by Seller, Seller shall immediately pay Purchaser the Misdirected Payment Fee as liquidated damages for Seller’s breach of the foregoing warranty. Seller shall make entries on it s books and records in form satisfactory to Purchaser disclosing the absolute and unconditional assignment of all Accounts to Purchaser. Purchaser may charge to the Obligations all costs and expenses incurred by Purchaser in collecting Accounts, including, without limitation, travel expenses, postage, telephone and telegraph charges, salaries of Purchaser personnel, and attorneys’ fees.

5.1.3. Any goods which are returned by an Account Debtor or otherwise recovered by or for the benefit of Seller shall be physically segregated, posted with written notice that they are subject to Purchaser’s security interest, and held in trust for Purchaser for such disposition as Purchaser shall direct. Seller shall promptly notify Purchaser of all such returns and reco veries.No return of merchandise shall be accepted by Seller and no sale of returned goods shall be made by Seller without Purchaser’s prior written consent. Purchaser shall have the right acting alone to accept the return of any goods directly from an Account Debtor, without notice to or consent by Seller, and neither the delivery by Seller of returned or recovered goods to Purchaser, nor the acceptance by Purchaser of returns directly from an Account Debtor shall in any way affect Seller’s liability to Purchaser on account of the Obligations.

5.1.4. Seller shall promptly notify Purchaser of all Disputes and claims with respect to the Accounts. Seller shall not, without Purchaser’s prior written consent, compromise or adjust any Account, or grant any discount, credit, allowance, or extension of time for payment to any Account Debtor. Purchaser shall have the right, in its sole and absolute discretion, to settle, accept reduced amounts and adjust Disputes and claims directly with, and give releases on behalf of Seller to Account Debtors for cash, credit or otherwise, upon terms which Purchaser, in its sole and absolute discretion, considers advisable, and in such case, Purchaser will credit Seller’s account with only the net amounts of cash received by Purchaser in payment of the Accounts, less all costs and expenses (including, without limitation, attorneys’ fees) incurred by Purchaser in connection with the settlement or adjustment of such Disputes and the collection of such Accounts.

5.2. Insurance. Seller shall, at all times, and for such periods of time as Purchaser may require, at Seller’s expense, insure all of the insurable Collateral, and all of Seller’s books and records, by financially sound and reputable insurers acceptable to Purchaser, in the form of extended coverage policies against loss or damage by theft, embezzlement, fire, explosion, flood , sprinkler, or any other insurable event or risk that Purchaser may require, to the fullest extent of the insurable value thereof. All such insurance policies shall name Purchaser as the exclusive loss payee, shall provide that proceeds payable thereunder shall be payable directly to Purchaser unless notarized written authority to the contrary is obtained from Purchaser, and shall also provide that no act or default of Sell er or any other person shall affect the right of Purchaser to recover thereunder. Upon receipt of the proceeds of any such insurance, Purchaser shall apply such proceeds in reduction of the Obligations, whether or not then due, in such order and manner as Purchaser shall determine, in its sole discretion. Seller shall provide Purchaser with the original or a certificate of each such policy of insurance which shall contain a provision requiring the insurer to give not less than twenty (20) days advance written notice to Purchaser in the event of cancellation or termination of the policy for any reason whatsoever. If Seller fails to provide or pay for any such insurance, Purchaser is authorized (but not obligated) to procure the same at Seller’s expense. Seller agrees to deliver to Purchaser, promptly as rendered, true and correct copies of all reports made to all insurance companies.

5.3. Reports, Certificates. At its sole cost and expense, Seller shall report, in form satisfactory to Purchaser, such information as Purchaser may request regarding the Collateral; such reports shall be for such periods, shall reflect Seller’s records at such time and shall be rendered with such frequency as Purchaser may designate. At its sole cost and expense, Seller shall pr omptly provide Purchaser with all such other information concerning its affairs as Purchaser may request from time to time hereafter, and shall immediately notify Purchaser of any adverse change in Seller’s financial condition and or any condition or event which constitutes a breach or an Event of Default under this Agreement. All reports furnished to Purchaser shall be complete, accurate and correct in all respects at the time furnished.

5.4. Access to Collateral, Books and Records. At any and all times, Purchaser, and any person designated by Purchaser, shall have free access to, and the right without hindrance or delay, to inspect, audit, examine and test the Collateral and any other property of Seller, wherever located, and to inspect, audit, check, copy and make extracts from Seller’s and Seller’s account ant’s books, records and accounts (hereinafter collectively the “Records”) and all computer data containing the same, no matter where the Records are stored. Seller hereby irrevocably authorizes and directs any person including, but not limited to, any of Seller’s directors, members, officers, employees, agents, accountants and attorneys having possession or control of any of the Records to physically deliver them to Purchaser or any person designated by Purchaser upon Purchaser’s request or, at the option of Purchaser, make them available to Purchaser wherever the Records may be located. Seller waives the benefit of any evidentiary privilege precluding or limiting the disclosure, divulgence or delivery of any of the Records. Seller shall pay Purchaser the Audit Fee immediately upon its accrual.

5.5. Prohibited Transactions. Seller shall not hereafter, without Purchaser’s prior written consent: merge, consolidate, dissolve, acquire any other corporation; enter into any transaction not in the usual course of business; make an y investment in any securities other than securities of the United States of America; guarantee or otherwise become in any way liable with respect to th e obligations of another party or entity; pay or declare any dividends upon Seller’s stock; redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Seller’s stock; make any change in Seller’s name, identity, corporate or capital structure; alter any o f Seller’s business objectives, purposes, or operations or financial structure in such a manner as to adversely affect the ability of Seller to pay or perform any of the Obligations; lend or distribute any of Seller’s property or assets; incur any debts, outside of the ordinary course of Seller’s business, except extensions of existing debts and interest thereon; sell, lease, transfer, assign or otherwise dispose of any of the Collateral; or make any capital expenditures or leasehold improvements at a cost in the aggregate in any twelve-month period of more than $75,000.

5.6. Notification of Changes. Seller will promptly notify Purchaser in writing of any change of its officers, members, directors, partners, or key employees, a death of any partner or joint venturer (if Seller is a partnership or joint venture), any purchase out of the regular course of Seller’s business and any adverse or material change in the business or financial affairs of Seller.

5.7. Litigation Cooperation. Should any suit or proceeding be instituted by or against Purchaser with respect to any Collateral or for the collection of enforcement of any Account, or in any manner relating to Seller, Seller shall, without expense to Purchaser, and wherever and whenever designated by Purchaser, make available Seller and its officers, employees and agents and Seller’s books, records and accounts to the extent that Purchaser may deem necessary in order to prosecute or defend any such suit or proceeding.

5.8. Execute Additional Documentation. Seller agrees, at its sole cost and expense, on demand by Purchaser, to do all things and to execute all such security agreements, control agreements, deeds of trust, mortgages, assignments, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of Accounts and all other documents, in form satisfactory to Purchaser, as Purchaser, in its sole and absolute discretion, may deem necessary or useful in order to perfect and maintain Purchaser’s perfected first- priority security interest in the Collateral, and in order to fully consummate all of the transactions contemplated under this Agreement.

6. Application of Payments. As Accounts are paid by Account Debtors, such sums shall be applied to satisfy the Account due from the Account Debtor that Purchaser purchased from Seller hereunder, as further clarified below. The Purchaser shall be entitled to all such collections. Seller shall not have any interest in such payments made by Account Debtors once the Account is sold to Purch aser hereunder. Once Purchaser receives payment on an Account, Purchaser will apply the amount due Seller against the amount Seller owes Purchaser for Obligations. Checks, instruments and all other non-cash payments delivered to Purchaser in payment or on account of the Accounts or the Obligations constitute conditional payment only until such items are actually paid in cash to Purchaser. For the purpose of computing fees earned by Purchaser, credit therefore and for bank wire transfers, shall be given after receipt by Purchaser, as provided for in Schedule A, No. 18. All payments made by or on behalf of, and all credits due to Seller, may be applied and reapplied in whole or in part to any of the Obligations to such extent and in such manner as Purchaser shall determine in its sole discretion. Purchaser shall have the continuing exclusive right to apply and reapply any and all such payments in such manner as Purchaser shall determine in its sole discretion, notwithstanding any entry by Purchaser upon any of its books and records. Any payments received on any Account not eligible to be factored by Purchaser shall be placed in the Reserve. Any payments received on any Account eligible to be factored by Purchaser, but not received by Purchaser, will be assessed an Initial Factoring Fee.

7. Events of Default and Remedies.

7.1. Events of Default. The occurrence and continuation of any one of more of the following shall constitute an Event of Default hereunder: (a) Seller fails to pay or perform any Obligation as and when due; (b) there shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Seller makes or sends notice of a bulk transfer; (c) Seller or any guarantor of the Obligations shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches t o the Seller, Accounts purchased under this Agreement, or the Collateral; (e) Seller shall breach any covenant, agreement, warranty, or representation set forth herein; (f) Seller delivers any document, financial statement, schedule or report to Purchaser which is false or incorrect in any material respect; (g) Purchaser, at any time, acting in good faith and in a commercially reasonable manner, deems itself insecure; or (h) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Purchaser or any affiliate of Purchaser.

7.2. Remedies. Upon the occurrence and during the continuation of any Event of Default, Purchaser, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Seller) may do any one or more of the following: (a) cease advancing money or extending credit to or for the benefit of Seller under this Agreement, and any other document or agr eement; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) take possession of any or all of the Collateral wherever it may be found, and for that purpose Seller hereby authorizes Purchaser without judicial process to enter onto any of the Seller’s premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Purchaser deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Purchaser seek to take possession of any or all of the Collateral by Court process or through a receiver, Seller hereby irrevocable waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Purchaser retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) require Seller to assemble any or all of the Collateral and make it available to Purchaser at a place or places to be designated by Purchaser which is reasonably convenient to Purchaser and Seller, and to remove the Collateral to such locations as Purchaser may deem advisable; (e) place a receiver in exclusive control of Seller’s business and/or any or all of the Collateral, in order to assist Purchaser in enforcing its rights and remedies; (f) sell, ship, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Purchaser obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Pu rchaser shall have the right to conduct such disposition on Seller’s premises without charge for such time or times as Purchaser deems fit, or on Purchaser’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Purchaser may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Seller of any liability Seller may have if any Collateral is defective as to title or physical condition at the time of sale; (g) demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) demand and receive possession of any of Seller’s federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all attorneys’ fees, expenses, costs, liabilities and obligations incurred by Purchaser with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand. In the event that Seller commits any Event of Default, and Purchaser elects to terminate this Agreement or this Agreement is otherwise terminated early for any reason, it will be impracticable or extremely difficult to calculate the resulting damages upon such termination. Therefore, the parties agree that Seller shall pay Purchaser an Early Termination Fee, calculated as five percent (5%) of the Maximum Facility Limit, as liquidated damages for any early termination of this Agreement (the “Early Termination Fee”).

7.3. Application of Proceeds from Disposition or Collection of Collateral. The proceeds received by Purchaser from the disposition of or collection of any of the Collateral shall be applied to such extent and in such manner as Purchaser shall determine in its sole discretion. If any deficiency shall arise, Seller shall remain liable to Purchaser therefore. In the event that, as a result of the disposition of any of the Collateral, Purchaser directly or indirectly enters into a credit transaction with any third party, Purchaser shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Purchaser of cash therefore from such third party.

7.4. Online Access. Upon an Event of Default, all of Seller’s rights and access to any online internet services that Purchaser makes available to Seller shall be provisional pending Seller’s curing of all such Events of Default and Purch aser may elect to terminate Seller’s online access as provided for herein. During such period of time, Purchaser may limit o r terminate Seller’s access to online services. Seller acknowledges that the information Purchaser makes available to Seller through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the UCC.

7.5. Standards of Commercial Reasonableness. After an Event of Default, the parties acknowledge that it shall be presumed commercially reasonable and Purchaser shall have no duty to undertake to collect any Account, including those in which Purchaser receives information from an Account Debtor that a Dispute exists. Furthermore, in the event Purchaser undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Purchaser may at any such time cease any further collectio n efforts and such action shall be considered commercially reasonable. Before Seller may, under any circumstances, seek to hold Purchaser responsible for taking any uncommercially reasonable action, Seller shall first notify Purchaser in writing, of all of the reasons why Seller believes Purchaser has acted in any uncommercially reasonable manner and advise Purchaser of the action that Seller believes Purchaser should take.

7.6. Formation of New Entity. In the event Seller or any one or more of its principals, officers or directors during the term of this Agreement or while Seller remains liable to Purchaser for any Obligations under the Agreement or arising out of or related to the Agreement, (i) forms a new entity; or (ii) has failed to disclose to Purchaser at the time of the Effective Date of this Agreement an existing entity, that does business similar to that of Seller, whether in the form of a corporation, partnership, limited liability company or otherwise, such entity shall be deemed to have expressly assumed the obligations due Purchaser by Seller under the Agreement. Upon the formation of any such entity, Purchaser, in addition to all of its available remedies, shall be deemed to have been granted a n irrevocable power of attorney with authority to file a new financing statement with the appropriate secretary of state or UCC filing office naming the newly formed successor business or undisclosed existing business, as a debtor or new debtor. Purchaser shall have the right to notify the successor entity’s or undisclosed existing entity’s Account Debtors of Purchaser’s security interest, its right to collect all Accounts, and to notify any new secured party who has sought to obtain a competing security interest of Purchaser’s right in such entity’s ass ets. Seller shall indemnify Purchaser, pursuant to Section 10.5 herein, from any claims against Purchaser which arises out of Purchaser exercising any of its rights hereunder.

7.7. Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Purchaser shall have all the other rights and remedies accorded a secured party under the UCC and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Purchaser and Seller and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Purchaser of one or more of its rights or remedies shall not be deemed an election, nor bar Purchaser from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Purchaser to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. Power of Attorney. Seller grants to Purchaser an irrevocable power of attorney coupled with an interest authorizing and permitting Purchaser (acting through any of its employees, attorneys or agents) at any time, at its option but without ob ligation, with or without notice to Seller, and at Seller’s sole expense, to do any or all of the following, in Seller’s name or otherwise: (a) execute on behalf of Seller any document that Purchaser may, in its sole discretion, deem advisable in order to perfect, maintain or improve Purch aser’s security interests in the Collateral or other real or personal property intended to constitute Collateral, or in order to exercise a right of Seller or Purchaser, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) at any time after the occurrence of an Event of Default, execute on behalf of Seller any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property; (c) execute on behalf of Seller, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment of satisfaction of mechanic’s, materialman’s or other lien; (d) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Seller upon any instruments, notes, acceptances, checks, drafts, money orders, bills of lading, freight bills, chattel paper or other documents, evidence of payment or Collateral that may come into Purchaser’s possession; (e) upon the occurrence of any Event of Default, to receive and open all mail addressed to Seller; and, in the exercise of such right, Purchaser shall have the right, in the name of S eller, to notify the Post Office authorities to change the address for the delivery of mail addressed to Seller to such other address as Purchaser may designate, including, but not limited to, Purchaser’s own address; Purchaser shall turn over to Seller all of such mail not r elating to the Collateral; such right to redirect mail granted to Purchaser is irrevocable and Seller shall not have the right to notify the Post Office to change the address for delivery after Purchaser has exercised such right; (f) upon the occurrence of any Event of Default, to direct any financial institution which is a participant with Purchaser in extensions of financing to or for the benefit of Seller, or which is the institution with which any deposit account is maintained, to pay to Purchaser all monies on deposit by Seller with said financial institution which are payable by said financial institution to Seller, regardless of any loss of interest, charge or penalty as a result of payment before maturity; (g) endorse all checks and other forms of remittances received by Purchaser “Pay to the Order of (Purchaser) ” or in such other manner as Purchaser may designate; (h) pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (i) grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value and execute all releases and other documents in connection therewith; (j) pay any sums required on account of Seller’s taxes or to secure the release of any liens therefore, or both; (k) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefore, and make all determinations and d ecisions with respect to any such policy of insurance and endorse Seller’s name on any check, draft, instrument or other item of payment or the proceeds of such policies of insurance; (l) instruct any accountant or other third party having custody or control of any books or records belonging to, or relating to, Seller to give Purchaser the same rights of access and other rights with respect thereto as Purchaser has und er Section 5.4 of this Agreement; and (m) take any action or pay any sum required of Seller pursuant to this Agreement, and any other present or future agreements. Any and all sums paid and any and all costs expenses, liabilities, obligations and attorneys’ fees incurred by Pu rchaser with respect to the foregoing shall be added to and become part of the Obligations. In no event shall Purchaser’s rights, under the foregoing power of attorney or any of Purchaser’s other rights under this Agreement be deemed to indicate that Purchaser is in control of the business, management or properties of Seller.

9. Online User Standards.

9.1. Online Conducting of Business. Purchaser and Seller intend to conduct business contemplated by this Agreement through the internet and through Purchaser’s Online Reporting Service. Purchaser is the sole and exclusive owner of the Online Reporting Service. Seller hereby accepts a non-exclusive, non-transferable right to access the Online Reporting Service, upon the terms and subject to the conditions contained herein.

9.2. Standards Regarding Conducting Business Online. Seller and Purchaser agree as follows:

9.2.1. Purchaser shall have the right to terminate Seller’s access to the Online Reporting Service upon the occurrence and during the continuation of an Event of Default or at any other time within Purchaser’s discretion.

9.2.2. Seller shall not: (i) copy the Online Reporting Service nor otherwise reproduce the same other than for normal system operation backup; (ii) translate, adapt, vary, or modify the Online Reporting Service; or (iii) disassemble, decompile or reverse engineer the Online Reporting Service.

9.2.3. Purchaser shall not be liable to Seller for any loss or damage whatsoever or howsoever caused, whether caused by tort (including negligence), breach of contract, or otherwise arising directly or indirectly in connection with the use of the Online Reporting Service.

9.2.4. Purchaser expressly excludes liability for any indirect, special, incidental or consequential loss or damage whether caused by tort (including negligence), breach of contract or otherwise, which may arise in respect of the Online Reporting Service, its use, or in respect of equipment or property, or for loss of profit, business, revenue, goodwill or anticipated savings.

9.2.5. Seller acknowledges that any and all of the copyright, trademarks, trade names, patents and other intellectual property rights subsisting in or used in connection with the Online Reporting Service, including all documentation and manuals relating thereto, are, and shall remain, the sole property of the Purchaser. Seller shall not, during or at any time after the expiry or termination of its use of the Online Reporting Service, in any way question or dispute the ownership by Purchaser thereof.

9.2.6. To the extent permitted by applicable law, Purchaser excludes all warranties with respect to the Online Reporting Service, either express or implied, including, but not limited to, any implied warranties of satisfactory quality or fitness for any particular purpose.

9.2.7. Seller is solely responsible for virus scanning the Online Reporting Service, and Purchaser makes no representations or warranties regarding any virus associated with the Online Reporting Services.

9.2.8. All information, data, drawings, specifications, documentation, software listings, source or object code which Purchaser may have imparted and may from time to time impart to the Seller relating to the Online Reporting Service i s proprietary and confidential. Seller hereby agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall not, at any time during or after expiry or termination of this Agreement, disclose the same, whether directly or indirectly, to any third party.

10. General.

10.1. True Sale. Seller and Purchaser acknowledge and agree that the sale of Accounts contemplated and covered under this Agreement fully intended by the parties hereto as true sales governed by the provisions of Section 306.103 of the Texas Finance Code and Section 9.109(e) of the Texas Business and Commerce Code, as each may be amended from time to time, and, accordingly, legal and equitable title in all of Seller’s accounts sold to and purchased by Purchaser from time to time hereunder will pass to P urchaser.”

10.2. Notices. Any Written Notice to be given under this Agreement will be in writing addressed to the respective party as set forth in the heading to this Agreement and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy or e-mail, on the date of transmission if transmitted on a business day before 4:00 p.m. (Central Time) or, if not, on the next succeeding busi ness day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed. If there is more than one Seller, notice to any shall constitute notice to all; if Seller is a corporation, partnership or limited liability company, the service upon any member o f the Board of Directors, general partner, managing member, officer, employee or agent shall constitute service upon Seller.

10.3. Payment in Full Checks. Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser affects an accord and satisfaction of Seller’s claims, under Section 3-311 of the UCC.

10.4. Lien Termination . In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Seller has paid in full all of Purchaser’s legal fees and other actual expenses incurred in connection with this Agreement. Seller understands that this provision constitutes a waiver of its rights under Section 9-513 of the UCC. Once all Obligations, legal fees and expenses of Purchaser have been paid in full, Purchaser shall promptly deliver to Seller for recordation all necessary UCC-3 Termination Statements and other termination documents reasonably required to terminate and satisfy all of Purchaser’s liens on the Collateral.

10.5. Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, debts, losses, demands, actions, causes of action, lawsuits, Avoidance Claims, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, attorneys’ fees), of any kind or nature which Purchaser may sustain or incur in connection with, or arising from, this Agreement, any other present or future agreement, or the breach by Seller of any representation, warranty, covenant or provision contained herein or therein, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Purchaser relating in any way to Seller. Notwithstanding any other provision of this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive termination of this Agreement. If Seller fails to honor this Section of the Agreement after termination thereof, Purchaser shall have the right to re-file its UCC-1 financing statement and shall have the right to pursue any and all rights and remedies against Seller as contemplated by this Agreement, the UCC or any law or in equity. Purchaser may, in its sole discretion, hold or supplement a Reserve to account for any Avoidance Claim.

10.6. Attorneys’ Fees and Costs. Seller shall forthwith pay to Purchaser the amount of all actual attorneys’ fees and all other costs incurred by Purchaser under and pursuant to this Agreement, or any other present or future agreement, or in connection with any transaction, or with respect to the Collateral or the defense or enforcement of Purchaser’s interests (whether or not Purchaser files a lawsuit against Seller), including any proceedings in Bankruptcy Court. In the event Purchaser files any lawsuit predicated on a breach of this Agreement or is any way related to this Agreement, the Purchaser shall be entitled to recover its costs and attorneys’ fees, including, but not limited to, attorneys’ fees and costs incurred. All attorneys’ fees and costs to which Purchaser may be entitled pursuant to this Section shall immediately become part of Seller’s Obligations and shall be due on demand.

10.7. Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of the parties hereto; provided, however, that Seller may not assign or transfer any of its rights under this Agreement without the prior written consent of Purchaser, and any prohibited assignment shall be void. No consent by Purchaser to any assignment shall relieve Seller or any guarantor from its liability for the Obligations. Without limiting the generality of the foregoing, all rights and benefits of Purchaser under this Agreement may be exercised by any institution with which Purchaser maintains any rediscount, factoring or other relationship and by any other person or entity designated by Purchaser.

10.8. Joint and Several Liability. The liability of each Seller shall be joint and several and the compromise of any claim with, or the release of, any Seller shall not constitute a compromise with, or a release of, any other Seller.

10.9. General Waivers. The failure of Purchaser at any time or times hereafter to require Seller strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Seller and Purchaser shall not waive or diminish any right of Purchaser thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Seller and delivered to Purchaser shall be deemed to have been waived by any act or knowledge of Purchaser or its agents or employees, but only by a specific written waiver signed by an officer of Pur chaser and delivered to Seller. Seller waives any and all notices or demands which Seller might be entitled to receive with respect to this Agreement, or any other agreement by virtue of any applicable law. Seller hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Purchaser on which Seller is or may in any way be liable, and notice of any action taken by Purchaser unless expressly required by this Agreement. Seller hereby ratifies and confirms whatever Purchaser may do pursuant to this Agreement and agrees that Purchaser shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Purchaser or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

10.10. Section Headings, Construction. Section headings are used herein for convenience only. Seller acknowledges that the same may not describe completely the subject matter of the applicable Section, and the same shall not b e used in any manner to construe, limit, define or interpret any term or provision hereof. This Agreement has been fully reviewed and negotiated b etween the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Purchaser or Seller under any rule of construction or otherwise.

10.11. Destruction of Seller’s Documents, Limitation of Actions. Any documents, schedules, invoices or other papers delivered to Purchaser may be destroyed or otherwise disposed of by Purchaser six (6) months after the same are delivered to Purchaser, unless Seller makes written request therefore and pays all expenses attendant to their return, in which event Purchaser shall return same when Purchaser’s actual or anticipated need therefore has terminated. Seller agrees that any claim or cause of action by Seller against Purchaser, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Purchaser, its directors, officers, employees, agents, accountants, or attorneys, relating in any way to Seller, shall be barred unless asserted by Seller by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within six (6) months after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Purchaser, or on any other person authorized to accept service on behalf of Purchaser, within thirty (30) days thereafter. Seller agrees that such six-month period provided herein shall not be waived, tolled, or extended except by the written consent of Purchaser, in its sole and absolute discretion. This provision shall survive any termination, however arising, of this Agreement and any other present or future agreement.

10.12. Severability. Should any provision, clause or condition of this Agreement be held by any court of competent jurisdiction to be void, invalid, inoperative, or otherwise unenforceable, such defect shall not affect any other provision, clause or condition, and the remainder of this Agreement shall be effective as though such defective provision, clause or condition had not been a part hereof.

10.13. Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith shall be construed together and constitute the entire, only and complete agreement between Seller and Purchaser, and all representations, warranties, agreements, and undertakings heretofore or contemporaneously made, which are not set forth herein or therein, are superseded hereby.

10.14. Amendment. The terms and provisions of this Agreement may not be waived, altered, modified or amended except in a writing executed by Seller and a duly authorized officer of Purchaser.this Agreement.

10.15. Time of Essence. Time is of the essence in the performance by Seller of each and every obligation under

10.16. Electronic Signatures. The parties intend to conduct business contemplated by this Agreement by electronic means. Each document, which is the subject of this Agreement, that a party has transmitted electronically to the other shall be intended as and constitute an original and deemed to contain a valid signature of the party for all purposes acknowledging, consenting to, authorizing and approving the terms of this Agreement or any subject matter applicable thereto. In furtherance of the above, Seller hereby authorizes Purchaser to regard the Seller’s printed name or electronic approval for any document, agreement, assignment schedule or invoice as the equivalent of a manual signature by one of the Seller’s authorized officers or agents. Seller’s failure to promptly d eliver to Purchaser any schedule, report, statement or other information required by this Agreement or any document related thereto shall not affect, diminish, modify or otherwise limit Purchaser’s security interests in the Collateral or rights and remedies under this Agreement. Purchaser may rely upon, and assume the authenticity of, any such approval and material applicable to such approval as the duly confirmed, authorized and approved signature of Seller by the person approving same which constitute an Authenticated Record for purposes of the UCC and shall satisfy the requirements of any applicable statute of frauds.

10.17. Credit Reports. Seller authorizes Purchaser to obtain credit reports for Seller and all guarantors at any time, in Purchaser’s sole discretion.

10.18. Governing Law, Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and thereunder and all rights and obligations of Purchaser and Seller shall be governed, construed and interpreted in accordance with the internal laws of the State of Texas. Seller: (i) agrees that all actions or proceedings relating directly or indirectly hereto shall, at the option of Purchaser, be litigated in courts located within said state, and, that, at the option of Purchaser, the exclusive venue therefore shall be Harris County, State of Texas; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Seller may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

10.19. Waiver of Right to Jury Trial. PURCHASER AND SELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PURCHASER AND SELLER, AND ANY CONDUCT, ACTS OR OMISSIONS OF PURCHASER OR SELLER OR ANY OF THEIR DIRECTORS, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PURCHASER OR SELLER. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS WAVIER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. PURCHASER AND SELLER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized officers.

Dated:        , 2017 (the “Effective Date”)

Sallyport Commercial Finance, LLC

Signature:_____________________________

Print Name: Nick Hart

Title: President

Boxlight, Inc.

Signature:_____________________________

Print Name:____________________________

Title:_________________________________

Document to be notarized

IN WITNESS WHEREEOF, certified to be a true copy of the original and true likeness of the client.

I, the undersigned Notary Public, in and for the jurisdiction aforesaid,___________________________________________ _________________________________________________, does certify that the above Photo ID bears a true likeness to the individual personally known to me as the person providing the ID, personally appeared before me on the date set forth above and acknowledged the execution of same as his/her free act and deed.

STATE OF __________________	)
) SS:
COUNTY OF _________________	)

WITNESS my hand and official seal in the County and State last aforesaid this______ day of _________, 2017.

Notary Public

Typed, printed or stamped name of Notary Public

SCHEDULE A TO ACCOUNT SALE AND PURCHASE AGREEMENT

1.	Additional Factoring Fee: 0.6%.

2.	Additional Fee Period: 30 shall be days after the Initial Factoring Period, with an Additional Factoring Fee Period accruing after the next 30 days, up to a maximum of ninety (100) days, when the Account must be repurchased.

3.	Advance Rate: up to 85% of the gross face amount of each Eligible Account purchased under this Agreement that was funded to Seller in advance of its due date. Purchaser may adjust the Advance Rate upward or downward at any time, in its sole discretion.

4.	Audit Fee – will be charged to client at $950 per day.

5.	Default Factoring Fee: 3% plus the Interest Rate.

6.	Initial Factoring Fee: 0.6%.

7.	Initial Factoring Fee Period: 30 Days

8.	Initial Setup Fee: 0.75 % of Maximum Facility Limit Amount. (earned and charged at first funding)

9.	Maximum Facility Limit Amount: $6,000,000 (comprising $ 6,000,000 AR and PO combined, with PO being max $2,000,000).

10.	Minimum Monthly Sales Shortfall Fee: shall be calculated as follows Minimum Monthly Sales Volume for the particular month minus the actual Monthly Sales Volume for the particular month multiplied by the Initial Factoring Fee.

11.	Minimum Monthly Sales Volume: $1,250,000

12.	Original Term: 12 Months.

13.	Place of Business, Location of Collateral: 1045 Progress Circle, Lawrenceville, GA. 30043 / 19472 Powder Hill Place, Suite 110, Poulsbo, WA 98370

14.	Renewal Term: 12 Months

15.	Trade Names and Styles Boxlight, Inc. / Boxlight Co./Boxlight / Mimio LLC / Boxlight Corporation / Genesis Collaboration LLC.

16.	Interest Rate [Base Rate + 4%]

17.	Base Rate Floor: 4.25%

18.	Application of Payments 3 days.

Signature:_________________

Print Name:________________

Title:_____________________